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                                                                    EXHIBIT 12.1



GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              First   |
                                                             Quarter  |             For the fiscal year ended
                                                             -------- | --------------------------------------------------
(Unaudited)                                                           |
In millions                                                    2004   |   2003       2002       2001       2000       1999
===========================================================================================================================
                                                                      |
Fixed charges:                                                        |
  Total interest expense (including $4, $8, $14, $10, $12,            |
    and $6 of capitalized interest in first quarter 2004,             |
    2003, 2002, 2001, 2000 and 1999, respectively)           $   226  | $   912    $   912    $ 1,147    $   642    $   414
  One-third of rent expense                                        8  |      38         61         69         56         39
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Total fixed charges                                              234  |     950        973      1,216        698        453
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                                                                      |
Add:                                                                  |
  Income (loss) before income taxes and accounting change        217  |     433       (518)      (333)       381      1,147
  Interest capitalized                                            (4) |      (8)       (14)       (10)       (12)        (6)
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                                                                      |
                                                                 213  |     425       (532)      (343)       369      1,141
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                                                                      |
Earnings for fixed charges                                   $   447  | $ 1,375    $   441    $   873    $ 1,067    $ 1,594
===========================================================================================================================
                                                                      |
Ratio of earnings to fixed charges                              1.91  |    1.45        (a)        (a)       1.53       3.52
===========================================================================================================================


(a) In fiscal 2002 and 2001 fixed charges exceed earnings by $532 million and $343 million, respectively.